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                                 EXHIBIT 21

                  GAMMA BIOLOGICALS, INC. AND SUBSIDIARIES
                       SUBSIDIARIES OF THE REGISTRANT


                                        State or Country
                                            in which          Percent
                                          Incorporated         Owned
                                        ----------------      -------
Registrant:
  Gamma Biologicals, Inc.                     Texas        Not Applicable
Subsidiaries of the Registrant(A):
  Delta Diagnostics, Inc.                     Texas             100%
  Gamma Biologicals International, Inc.   United States
                                          Virgin Islands        100%
  Gamma Biologicals, B.V.                 The Netherlands       100%

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Note A   All of the subsidiaries are included in the consolidated financial statements of the Registrant.